PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
June 4, 2014

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2014 FIRST QUARTER RESULTS

•	FIRST QUARTER EPS WAS $1.47 ON A NON-GAAP BASIS, IN LINE WITH GUIDANCE OF $1.45 - $1.50, DESPITE UNSEASONABLY COOL WEATHER IN NORTH AMERICA; GAAP EPS WAS $0.42

•	HEIGHTENED PROMOTIONAL ACTIVITY IN NORTH AMERICA CONTINUES IN SECOND QUARTER; PVH LOWERS FULL YEAR EPS GUIDANCE ON A NON-GAAP BASIS TO $7.30 - $7.40 FROM $7.40 - $7.50

•	SECOND HALF OUTLOOK UNCHANGED; SECOND HALF EPS PROJECTED TO GROW APPROXIMATELY 20% ON A NON-GAAP BASIS

New York, New York - PVH Corp. [NYSE: PVH] reported 2014 first quarter results.

Non-GAAP Amounts:
The discussions of results in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release and identify and quantify all excluded items.

Overview of First Quarter Results:

•	Earnings per share on a non-GAAP basis was $1.47 as compared to $1.91 in the prior year’s first quarter.

•	GAAP earnings per share was $0.42 as compared to the prior year’s first quarter loss per share of $(0.13).

•
Revenue was $1.964 billion, an increase of 4% on a non-GAAP basis as compared to the prior year amount excluding $47 million of revenue related to the Bass business (which was sold during the fourth quarter of 2013), despite revenue in the North American businesses being under significant pressure due to unseasonably cold weather across the region. On a GAAP basis, total revenue increased 3% as compared to prior year GAAP revenue of $1.910 billion. 2013 GAAP revenue was $30 million lower than revenue on a non-GAAP basis, attributable to sales returns for certain wholesale customers in the acquired Asia business in connection with an initiative to reduce excess inventory levels. The revenue increases over the prior year were principally driven by growth in the Company’s Tommy Hilfiger business of 6% and in the Company’s Calvin Klein business of 4% on a non-GAAP basis and 9% on a GAAP basis. These increases were partially offset by a revenue decline of 2% in the Company’s Heritage Brands business excluding the $47 million of 2013 Bass revenue, or 11% including such revenue.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are pleased with our first quarter results, which were in line with our expectations, despite the unseasonably cool weather in North America and the volatility experienced in the global retail environment in the first quarter. Unfortunately, the challenging macroeconomic environment has continued into the second quarter, with heightened promotional activity across the North American retail landscape. As such, we believe our North American businesses will experience margin pressure in the second quarter and we have lowered our full year earnings per share guidance to reflect this. We will continue to make the previously planned strategic investments, particularly in the acquired Calvin Klein businesses, in order to unlock the full global potential of the Calvin Klein businesses over the long-term.”

Mr. Chirico concluded, “I am pleased that the Warnaco integration is progressing well and we have achieved numerous milestones to date. 2014 continues to represent a year of two stories - the first half is pressured by our strategic investments, while Fall 2014 will be the first season we offer product by our newly established design and sourcing teams and presented in an enhanced retail environment. Despite first half pressures, we are well-positioned and have not changed our outlook for the second half of the year, for which we expect earnings per share to increase approximately 20% on a non-GAAP basis over last year’s second half. The power of our brands, led by Calvin Klein and Tommy Hilfiger, remains strong, and we believe that the investments we make during 2014 and the financial flexibility achieved by our continued debt repayment will enable us to capitalize on growth opportunities over the long-term.”

First Quarter Business Review:

Calvin Klein
Revenue in the Calvin Klein business increased 4% to $665 million from $638 million on a non-GAAP basis in the prior year. On a GAAP basis, total Calvin Klein revenue increased 9% as compared to the prior year revenue of $608 million, which was $30 million lower than revenue on a non-GAAP basis due to the sales returns discussed above. Revenue for the North American business increased 3%, driven by an additional ten days of operations for the businesses acquired with Warnaco on February 13, 2013, along with modest growth in both the wholesale and retail businesses. The Company’s North America retail comparable store sales were flat.

The Calvin Klein international business, which is principally comprised of the Asia, Europe and Brazil businesses acquired with Warnaco, posted revenue of $328 million, an increase of 6% on a non-GAAP basis, due principally to growth in Asia and the revenue for the additional ten days of operations in the first quarter of 2014 as discussed above. The absence in 2014 of the $30 million of sales returns discussed above resulted in a GAAP revenue increase for the Calvin Klein International business of 17% over prior year revenue of $280 million. The Company’s international retail comparable store sales declined 5%, primarily driven by the ongoing transitioning of the Europe jeans business and the absence of the Chinese New

Year holiday in the first quarter of 2014. The jeans business in Europe remained under pressure due to the business’ concentration in Italy, where the economic environment remains weak, combined with the initiative to restructure the sales distribution mix. Royalty revenue of $45 million increased 13% in the first quarter, excluding a negative 10% impact related to the absence of royalty revenue from Warnaco in the current year, as the prior year’s first quarter royalty revenue of $44 million included $4 million from Warnaco for the ten days prior to the acquisition. Including such revenue from Warnaco in the prior year, royalty revenue increased 3%, primarily driven by strength in women’s apparel and handbags.

Earnings before interest and taxes on a non-GAAP basis for the Calvin Klein business was $82 million as compared to $106 million in the prior year’s first quarter. This decrease was driven principally by strategic investments in the acquired Calvin Klein businesses and the ongoing transitioning of the Europe jeans business, combined with a decrease in gross margin in North America attributable to higher promotional activity intended to drive traffic and sales due to the unseasonably cold weather.

GAAP earnings before interest and taxes for the Calvin Klein business was $74 million as compared to a loss of $(24) million in the prior year’s first quarter. The increase was principally driven by a reduction in acquisition and integration costs incurred during the first quarter of 2014 as compared to 2013, partially offset by the earnings decrease on a non-GAAP basis discussed above.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business increased 6% to $862 million as compared to $811 million in the prior year. Revenue in the Tommy Hilfiger North America business increased 5%, due principally to low single-digit wholesale growth, 2% retail comparable store sales growth and retail square footage expansion. Revenue in the Tommy Hilfiger International business increased 8% over the prior year, driven by 6% comparable store sales growth in Europe and square footage expansion in the Company’s own retail stores. Also contributing to the revenue growth was the positive impact of foreign currency translation resulting from a stronger Euro in the first quarter of 2014 as compared to the prior year.

Earnings before interest and taxes for the Tommy Hilfiger business decreased 2% to $115 million from $118 million in the prior year’s first quarter, principally driven by a decrease in gross margin in North America attributable to higher promotional activity intended to drive traffic and sales due to the unseasonably cold weather, partially offset by an increase in European earnings.

Heritage Brands
Revenue for the Heritage Brands businesses was $436 million, a 2% decrease compared to the prior year period excluding $47 million of revenue related to the Bass business, as relatively flat sales in the wholesale business were more than offset by an 11% decline in retail comparable store sales. Including the Bass revenue in 2013, revenue decreased 11% as compared to the prior year period revenue of $491 million.

Earnings before interest and taxes for the Heritage Brands business was $29 million on a non-GAAP basis, as compared to $39 million in the prior year’s first quarter. The decrease was principally driven by a gross margin decline attributable to higher promotional activity in the business in the first quarter of 2014 in response to the heightened competitive environment in the moderate tier. Partially offsetting these declines was the absence of losses incurred in 2013 attributable to the exited Bass business.

On a GAAP basis, earnings before interest and taxes for the Heritage Brands business was $24 million as compared to $22 million in the prior year’s first quarter, as the decrease in earnings before interest and taxes on a non-GAAP basis discussed above was more than offset by a reduction in acquisition and integration costs incurred in 2014 as compared to the prior year.

First Quarter Consolidated Earnings:
On a non-GAAP basis, earnings before interest and taxes decreased to $203 million from $241 million in the prior year’s first quarter, driven principally by investments in the businesses acquired with Warnaco and underperformance in certain other businesses, as discussed above.

Earnings before interest and taxes on a GAAP basis was $85 million as compared to $18 million in the prior year’s first quarter. The earnings increase was primarily due to a decrease in acquisition, integration and restructuring costs as compared to the first quarter of 2013, partially offset by the decrease in earnings before interest and taxes discussed above.

Net interest expense decreased to $41 million from $45 million on a non-GAAP basis in the prior year’s first quarter due to lower average debt balances, combined with the effect of the amendment and restatement of the Company’s credit facility during the first quarter of 2014 and the redemption of its 7 3/8% senior notes due 2020 in connection therewith. GAAP net interest expense was $46 million in the prior year’s first quarter.

The effective tax rate was on plan at 25.0% on a non-GAAP basis as compared to 20.6% on a non-GAAP basis in the prior year’s first quarter. The effective tax rate was 19.7% on a GAAP basis as compared to 62.7% in the prior year’s first quarter.

2014 Guidance:
Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
Earnings per share is currently projected to be in a range of $7.30 to $7.40 on a non-GAAP basis, as compared to $7.03 in 2013, or an increase of 4% to 5%. This guidance reflects an expected $10 million increase in Calvin Klein advertising expenses over the prior year, primarily in the second quarter. Second half earnings per share on a non-GAAP basis is expected to increase approximately 20%, with the majority of the growth expected in the fourth quarter.

Revenue is currently projected to increase to approximately $8.5 billion, an increase of approximately 5% compared to the prior year amount excluding revenue of $176 million related to the Bass business. Including Bass revenue in 2013, the revenue increase is expected to be approximately 3% over the prior year amounts of $8.216 billion on a non-GAAP basis and $8.186 billion on a GAAP basis. It is currently projected that revenue for the

Tommy Hilfiger business will increase approximately 7%. Revenue for the Calvin Klein business is currently expected to increase approximately 4%. Revenue for the Heritage Brands business is currently projected to increase approximately 4% excluding revenue attributable to Bass, and decrease approximately 6% including the Bass revenue.

Net interest expense is expected to be in a range of $140 million to $145 million, due to lower average debt balances and the amendment and restatement of the Company’s credit facility and redemption of its 7 3/8% senior notes in the first quarter of 2014. The Company expects to pay down debt by approximately $400 million in 2014.

The Company continues to estimate that the effective tax rate will be between 23.5% and 24.5% on a non-GAAP basis.

The Company’s earnings per share estimate on a non-GAAP basis excludes approximately $100 million of pre-tax costs associated with the Warnaco integration and related restructuring and the sale of the Bass business, and $93 million of pre-tax costs associated with the amendment and restatement of the Company’s credit facility and the redemption of its 7 3/8% senior notes due 2020. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax items.)

Second Quarter Guidance
Earnings per share for the second quarter is currently projected to be in a range of $1.40 to $1.45 on a non-GAAP basis, as compared to $1.39 in the prior year’s second quarter. This guidance reflects an expected $10 million increase in Calvin Klein advertising expenses over the prior year.

Revenue in the second quarter is currently expected to be approximately $2.0 billion, an increase of approximately 4% compared to the prior year amount excluding revenue of $62 million related to the Bass business. Including Bass revenue in 2013, the revenue increase is expected to be approximately 1% over the prior year amount of $1.965 billion. It is currently projected that revenue for the Tommy Hilfiger business in the second quarter will increase approximately 9%. Revenue for the Calvin Klein business in the second quarter is currently expected to be relatively flat to the prior year. Revenue for the Heritage Brands business in the second quarter is currently expected to increase approximately 2% excluding revenue attributable to Bass, and decrease approximately 11% including the Bass revenue.

The Company projects that second quarter net interest expense will be approximately $35 million. The Company currently estimates that the second quarter tax rate will be between 26.5% and 27.5%.

The Company’s second quarter earnings per share estimate excludes approximately $30 million of pre-tax costs associated with the integration and related restructuring of Warnaco. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $100 million expected to be incurred in 2014 in connection with (i) the integration of Warnaco and the related restructuring, including a pre-tax gain resulting from the deconsolidation of certain Calvin Klein subsidiaries in Australia and the Company’s previously consolidated Calvin Klein joint venture in India; and (ii) the sale of the Bass business, which closed in the fourth quarter of 2013. Of the $100 million of expected costs, $26 million was incurred in the first quarter and approximately $30 million is expected to be incurred in the second quarter.

•
Pre-tax costs of $93 million recorded in the first quarter of 2014 associated with the amendment and restatement of the Company’s credit facility and the redemption of its 7 3/8% senior notes due 2020 in connection therewith.

•	A revenue reduction of $30 million in the first quarter of 2013, due to sales returns accepted from certain Warnaco Asia wholesale customers to reduce excess inventory levels.

•
Pre-tax costs of $511 million incurred in 2013 in connection with the acquisition, integration and related restructuring of Warnaco, including costs associated with the Company’s debt modification and extinguishment completed at the time of the Warnaco acquisition, and the sales returns mentioned above, of which $224 million was incurred in the first quarter, $128 million was incurred in the second quarter, $61 million was incurred in the third quarter and $99 million was incurred in the fourth quarter. Approximately $215 million of the acquisition, integration and related restructuring charges incurred in 2013 were non-cash charges, the majority of which were short-lived valuation adjustments and amortization.

•
Pre-tax income of $24 million recorded in the third quarter of 2013 due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition.

•
A pre-tax loss of $20 million, including related costs, incurred in 2013 in connection with the sale of substantially all of the assets of the Bass business, which closed on November 4, 2013, of which $19 million was incurred in the third quarter and $1 million was incurred in the fourth quarter.

•	Pre-tax income of $53 million recorded in the fourth quarter of 2013 related to recognized actuarial gains on retirement plans.

•
A tax expense of $120 million recorded in the fourth quarter of 2013 in connection with an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements.

•
A tax expense of $5 million recorded in the fourth quarter of 2013 associated with various Warnaco integration activities and various adjustments to liabilities for changes in estimates in uncertain tax positions.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Please see Tables 1 through 8 and the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its first quarter earnings release is scheduled for Thursday, June 5, 2014 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #7356663. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged, and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from its acquisition of The Warnaco Group, Inc. (“Warnaco”); (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity, such as Warnaco, into the Company with no substantial adverse effect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended
	5/4/14	5/5/13

Net sales	$1,871.5	$1,823.0
Royalty revenue	69.4	67.1
Advertising and other revenue	22.8	20.1
Total revenue	$1,963.7	$1,910.2

Gross profit on net sales	$941.0	$864.7
Gross profit on royalty, advertising and other revenue	92.2	87.2
Total gross profit	1,033.2	951.9

Selling, general and administrative expenses	859.1	895.4

Debt modification and extinguishment costs	93.1	40.4

Equity in income of unconsolidated affiliates, net	3.5	2.3

Earnings before interest and taxes	84.5	18.4

Interest expense, net	40.6	45.9

Pre-tax income (loss)	43.9	(27.5)

Income tax expense (benefit)	8.7	(17.2)

Net income (loss)	35.2	(10.3)

Less: Net (loss) income attributable to redeemable non-controlling interest	(0.1)	0.0

Net income (loss) attributable to PVH Corp.	$35.3	$(10.3)

Diluted net income (loss) per common share attributable to PVH Corp.(1)	$0.42	$(0.13)

	Quarter Ended
	5/4/14	5/5/13

Depreciation and amortization expense	$60.7	$84.2

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income (loss) per common share to non-GAAP net income per common share.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2014 and 2013 in connection with its acquisition and integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (ii) the costs incurred in 2014 related to the sale of the Bass business; (iii) the costs incurred in 2014 in connection with the amendment and restatement of the Company’s credit facility and the redemption of its 7 3/8% senior notes due 2020; (iv) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and the Company’s previously consolidated Calvin Klein joint venture in India; (v) the costs incurred in 2013 in connection with the Company’s debt modification and extinguishment; (vi) the interest expense incurred in 2013 prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012; and (vii) the tax effects associated with the foregoing items, which are on a non-GAAP basis for each year, provides useful information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations.

The following table presents the Company’s non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended
	5/4/14	5/5/13

Non-GAAP Measures
Total revenue(1)		$1,940.2
Total gross profit(2)	$1,034.2	1,017.2
Selling, general and administrative expenses(3)	834.5	778.2
Earnings before interest and taxes(4)	203.2	241.3
Interest expense, net(5)		45.1
Income tax expense(6)	40.6	40.6
Net income attributable to PVH Corp.(7)	122.1	155.6
Diluted net income per common share attributable to PVH Corp.(8)	$1.47	$1.91

Depreciation and amortization expense(9)	$59.1	$52.1

(1) Please see Table 2 for reconciliations of GAAP revenue to non-GAAP revenue.
(2) Please see Table 4 for reconciliations of GAAP gross profit to non-GAAP gross profit.
(3) Please see Table 5 for reconciliations of GAAP selling, general and administrative expenses (“SG&A”) to non-GAAP SG&A.
(4) Please see Table 3 for reconciliations of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes.
(5) Please see Table 6 for reconciliations of GAAP net interest expense to non-GAAP net interest expense.
(6)    Please see Table 7 for reconciliations of GAAP income tax expense (benefit) to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(7) Please see Table 1 for reconciliations of GAAP net income (loss) to non-GAAP net income.
(8) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income (loss) per common share to non-GAAP net income per common share.
(9) Please see Table 8 for reconciliations of GAAP depreciation and amortization expense to non-GAAP depreciation and amortization expense.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliation of GAAP net income (loss) to non-GAAP net income

	Quarter Ended
	5/4/14	5/5/13

Net income (loss) attributable to PVH Corp.	$35.3	$(10.3)

Diluted net income (loss) per common share attributable to PVH Corp.(1)	$0.42	$(0.13)

Items excluded:

Gross profit charges associated with acquisition and integration of Warnaco	1.0	65.3

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	31.6	117.2

Costs associated with the sale of Bass (recorded in SG&A)	1.0

Net gain on deconsolidation of subsidiaries and consolidated joint venture	(8.0)

Debt modification and extinguishment costs	93.1	40.4

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes		0.8

Tax effect of the items above(2)	(31.9)	(57.8)

Non-GAAP net income attributable to PVH Corp.	$122.1	$155.6

Non-GAAP diluted net income per common share attributable to PVH Corp.(1)	$1.47	$1.91

(1) Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income (loss) per common share to non-GAAP net income per common share.
(2) Please see Table 7 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliation of GAAP revenue to non-GAAP revenue

Quarter Ended
5/5/13

Revenue	$1,910.2

Items excluded:

Revenue reduction due to sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	30.0

Non-GAAP revenue	$1,940.2

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended
	5/4/14	5/5/13

Earnings before interest and taxes	$84.5	$18.4

Items excluded:

Gross profit charges associated with acquisition and integration of Warnaco	1.0	65.3

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	31.6	117.2

Costs associated with the sale of Bass (recorded in SG&A)	1.0

Net gain on deconsolidation of subsidiaries and consolidated joint venture	(8.0)

Debt modification and extinguishment costs	93.1	40.4

Non-GAAP earnings before interest and taxes	$203.2	$241.3

Table 4 - Reconciliation of GAAP gross profit to non-GAAP gross profit

	Quarter Ended
	5/4/14	5/5/13

Gross profit	$1,033.2	$951.9

Items excluded:

Gross profit charges associated with acquisition and integration of Warnaco	1.0	65.3

Non-GAAP gross profit	$1,034.2	$1,017.2

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended
	5/4/14	5/5/13

SG&A	$859.1	$895.4

Items excluded:

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	(31.6)	(117.2)

Costs associated with the sale of Bass (recorded in SG&A)	(1.0)

Net gain on deconsolidation of subsidiaries and consolidated joint venture	8.0

Non-GAAP SG&A	$834.5	$778.2

Table 6 - Reconciliation of GAAP net interest expense to non-GAAP net interest expense

Quarter Ended
5/5/13

Interest expense, net	$45.9

Items excluded:

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes	(0.8)

Non-GAAP interest expense, net	$45.1

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 7 - Reconciliation of GAAP income tax expense (benefit) to non-GAAP income tax expense

	Quarter Ended
	5/4/14	5/5/13

Income tax expense (benefit)	$8.7	$(17.2)

Items excluded:

Income tax effects of pre-tax items identified as non-GAAP exclusions (1)	31.9	57.8

Non-GAAP income tax expense	$40.6	$40.6

(1) The estimated tax effects of the Company’s non-GAAP exclusions are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All of the Company’s pre-tax items identified as non-GAAP exclusions were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Table 8 - Reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization

	Quarter Ended
	5/4/14	5/5/13

Depreciation and amortization	$60.7	$84.2

Items excluded:

Depreciation and amortization associated with acquisition and integration of Warnaco	(1.6)	(32.1)

Non-GAAP depreciation and amortization	$59.1	$52.1

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income (loss) per common share as follows:

	Quarter Ended				Quarter Ended
	5/4/14				5/5/13
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income (loss) attributable to PVH Corp.	$35.3	$(86.8)		$122.1	$(10.3)	$(165.9)		$155.6

Weighted average common shares	82.2			82.2	80.0			80.0
Weighted average dilutive securities	1.0			1.0		(1.7)		1.7
Total shares	83.2			83.2	80.0			81.7

Diluted net income (loss) per common share attributable to PVH Corp.	$0.42			$1.47	$(0.13)			$1.91

(1)
Represents the impact on net income in the quarter ended May 4, 2014 from the elimination of (i) costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred in 2014 related to the sale of the Bass business; (iii) costs incurred in connection with the amendment and restatement of the Company’s credit facility and the redemption of its 7 3/8% senior notes due 2020; (iv) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and the Company’s previously consolidated Calvin Klein joint venture in India; and (v) the tax effects associated with the foregoing items. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

(2) Represents the impact on net (loss) income in the quarter ended May 5, 2013 from the elimination of (i) costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the Company’s debt modification and extinguishment; (iii) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued to fund the acquisition; and (iv) the tax effects associated with the foregoing items. Please see Table 1 for a reconciliation of GAAP net loss to non-GAAP net income. Adjustments to weighted average dilutive securities represent the dilutive impacts of securities included in the non-GAAP earnings per share calculations. Such amounts are not included in the GAAP earnings per share calculations because there are GAAP net losses attributable to PVH Corp., and, as such, the inclusion of these securities would have been antidilutive.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	5/4/2014	5/5/2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$513.0	$746.3
Receivables	855.2	819.6
Inventories	1,177.8	1,135.8
Other Current Assets	381.3	354.7
Total Current Assets	2,927.3	3,056.4
Property, Plant and Equipment	708.5	680.1
Goodwill and Other Intangible Assets	7,663.0	7,543.6
Other Assets	330.2	312.6
	$11,629.0	$11,592.7

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,222.3	$1,176.5
Short-Term Borrowings	144.8	14.7
Current Portion of Long-Term Debt	99.3	98.8
Other Liabilities	1,821.1	1,813.7
Long-Term Debt	3,862.0	4,362.3
Redeemable Non-Controlling Interest	—	5.7
Stockholders’ Equity	4,479.5	4,121.0
	$11,629.0	$11,592.7

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	5/4/14	5/5/13
		Results Under		Non-GAAP
Calvin Klein North America		GAAP	Adjustments(1)	Results
Net sales	$301.6	$293.3		$293.3
Royalty revenue	25.5	25.4		25.4
Advertising and other revenue	10.5	8.7		8.7
Total	337.6	327.4		327.4

Calvin Klein International
Net sales	300.2	255.2	$(30.0)	285.2
Royalty revenue	19.4	18.4		18.4
Advertising and other revenue	8.1	6.9		6.9
Total	327.7	280.5	(30.0)	310.5

Total Calvin Klein
Net sales	601.8	548.5	(30.0)	578.5
Royalty revenue	44.9	43.8		43.8
Advertising and other revenue	18.6	15.6		15.6
Total	665.3	607.9	(30.0)	637.9

Tommy Hilfiger North America
Net sales	354.2	337.7		337.7
Royalty revenue	6.0	6.4		6.4
Advertising and other revenue	2.2	2.5		2.5
Total	362.4	346.6		346.6

Tommy Hilfiger International
Net sales	484.6	451.8		451.8
Royalty revenue	14.0	11.8		11.8
Advertising and other revenue	1.4	1.2		1.2
Total	500.0	464.8		464.8

Total Tommy Hilfiger
Net sales	838.8	789.5		789.5
Royalty revenue	20.0	18.2		18.2
Advertising and other revenue	3.6	3.7		3.7
Total	862.4	811.4		811.4

Heritage Brands Wholesale
Net sales	354.9	354.5		354.5
Royalty revenue	3.9	4.0		4.0
Advertising and other revenue	0.5	0.6		0.6
Total	359.3	359.1		359.1

Heritage Brands Retail
Net sales	76.0	130.5		130.5
Royalty revenue	0.6	1.1		1.1
Advertising and other revenue	0.1	0.2		0.2
Total	76.7	131.8		131.8

Total Heritage Brands
Net sales	430.9	485.0		485.0
Royalty revenue	4.5	5.1		5.1
Advertising and other revenue	0.6	0.8		0.8
Total	436.0	490.9		490.9

Total Revenue
Net sales	1,871.5	1,823.0	(30.0)	1,853.0
Royalty revenue	69.4	67.1		67.1
Advertising and other revenue	22.8	20.1		20.1
Total	$1,963.7	$1,910.2	$(30.0)	$1,940.2

(1)
Adjustments for the quarter ended May 5, 2013 represent the elimination of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels.

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	5/4/14			5/5/13
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$41.1	$(5.0)	$46.1	$12.4	$(41.1)	$53.5

Calvin Klein International	32.8	(3.2)	36.0	(36.5)	(88.8)	52.3

Total Calvin Klein	73.9	(8.2)	82.1	(24.1)	(129.9)	105.8

Tommy Hilfiger North America	40.2		40.2	46.0		46.0

Tommy Hilfiger International	75.0		75.0	72.1		72.1

Total Tommy Hilfiger	115.2		115.2	118.1		118.1

Heritage Brands Wholesale	27.0	(4.0)	31.0	28.4	$(17.5)	45.9

Heritage Brands Retail	(3.2)	(1.0)	(2.2)	(6.8)		(6.8)

Total Heritage Brands	23.8	(5.0)	28.8	21.6	(17.5)	39.1

Corporate	(128.4)	(105.5)	(22.9)	(97.2)	(75.5)	(21.7)

Total earnings before interest and taxes	$84.5	$(118.7)	$203.2	$18.4	$(222.9)	$241.3

(1)
Adjustments for the quarter ended May 4, 2014 represent the elimination of (i) costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) costs incurred in 2014 related to the sale of the Bass business; (iii) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the redemption of its 7 3/8% senior notes due 2020; and (iv) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and the Company’s previously consolidated Calvin Klein joint venture in India.

(2)
Adjustments for the quarter ended May 5, 2013 represent the elimination of (i) costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; and (ii) the costs incurred in connection with the Company’s debt modification and extinguishment.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its (1) 2014 estimated results excluding (a) costs expected to be incurred in connection with its integration of Warnaco and the related restructuring; (b) costs incurred in 2014 related to the sale of the Bass business; (c) costs incurred in connection with the amendment and restatement of the Company’s credit facility and the redemption of its 7 3/8% senior notes due 2020; (d) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and the Company’s previously consolidated Calvin Klein joint venture in India; and (e) the estimated tax effects associated with these costs, and (2) 2013 results excluding (a) costs incurred in connection with its acquisition and integration of Warnaco and the related restructuring; (b) the loss incurred in connection with the sale of substantially all of the assets of its Bass business, including related costs; (c) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (d) the costs incurred in connection with the Company’s debt modification and extinguishment; (e) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012; (f) the recognized actuarial gain on retirement plans; (g) the tax effects associated with these items; (h) non-recurring discrete tax items related to the Warnaco integration; and (i) a non-recurring discrete tax item attributable to an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements. The 2014 estimated results and 2013 results are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The estimated tax effects associated with the above costs are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

	Current Guidance		Previous Guidance
Net Income Per Common Share Reconciliations	Full Year 2014 (Estimated)	Second Quarter 2014 (Estimated)	Full Year 2014 (Estimated)	First Quarter 2014 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$5.59 - $5.69	$1.14 - $1.19	$5.67 - $5.77	$0.28 - $0.33
Estimated per common share impact of items identified as non-GAAP exclusions	$1.71	$0.26	$1.73	$1.17
Net income per common share attributable to PVH Corp. excluding impact of items identified as non-GAAP exclusions	$7.30 -$7.40	$1.40 - $1.45	$7.40 -$7.50	$1.45 - $1.50

Net Income Per Common Share Reconciliations	Second Half 2014 (Estimated)	Second Half 2013 (Actual)

GAAP net income per common share attributable to PVH Corp.	$3.98 - $4.13	$1.91
Estimated/ actual per common share impact of items identified as non-GAAP exclusions	$0.40	$1.82
Net income per common share attributable to PVH Corp. excluding impact of items identified as non-GAAP exclusions	$4.38 -$4.53	$3.73

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2014 Tax Rate Reconciliation	Full Year 2014 (Estimated)

GAAP tax rate range	22.9%- 23.9%
Tax impact of items identified as non-GAAP exclusions	0.6%
Non-GAAP tax rate range	23.5%- 24.5%

The GAAP net income per common share amounts presented in the above tables are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2014 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans. The Company has no current understanding or agreement regarding any such material transaction or definitive plans regarding any such material activity.

Reconciliation of GAAP Diluted Net Income (Loss) Per Common Share to Non-GAAP Diluted Net Income Per Common Share

(In millions, except per share data)

	Full Year 2013				Second Quarter 2013
	(Actual)				(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income (loss) attributable to PVH Corp.	$143.5	$(437.5)		$581.0	$(5.4)	$(120.9)		$115.5
Total weighted average shares	82.6			82.6	81.3	(1.7)		83.0

Diluted net income (loss) per common share attributable to PVH Corp.	$1.74			$7.03	$(0.07)			$1.39

(1) Represents the impact on net income in the year ended February 2, 2014 from the elimination of (i) the expenses associated with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Company’s Bass business, including related costs; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the costs incurred in connection with the Company’s debt modification and extinguishment; (v) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012; (vi) the recognized actuarial gain on retirement plans; (vii) the tax effects associated with the foregoing items; (viii) non-recurring discrete tax items related to the Warnaco integration; and (ix) a non-recurring discrete tax item attributable to an increase to the Company’s previously-established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements.

(2) Represents the impact on net (loss) income in the quarter ended August 4, 2013 from the elimination of (i) costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the tax effects associated with the foregoing items; and (iii) the tax expense associated with non-recurring discrete items related to the Warnaco integration. Adjustments to weighted average dilutive securities represent the dilutive impacts of securities included in the non-GAAP earnings per share calculations. Such amounts are not included in the GAAP earnings per share calculations because there are GAAP net losses attributable to PVH Corp., and, as such, the inclusion of these securities would have been antidilutive.